Exhibit 99.1

Contact:	Adam Mazur
Rubenstein PR
212-843-8073
amazur@rubensteinpr.com

Tim Clemensen
Rubenstein IR
212-843-9337
tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

SulphCo Completes Equity Financing for Gross Proceeds of Approximately $21.8 Million

SulphCo, Inc. - Houston, TX June 11, 2008. SulphCo, Inc. (the “Company” or “SulphCo”) (Amex: SUF) announced the completion, on June 10, 2008, of the sale of 6,818,750 shares of the Company’s common stock at a price of $3.20 per share pursuant to the previously announced Securities Purchase Agreement dated May 27, 2008 between the Company and a group of purchasers, and the receipt of aggregate proceeds to the Company of $21,820,000 before transaction costs. The shares were sold pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on September 4, 2007.

Taken together with the proceeds from the recent warrant exercise that resulted in gross proceeds of approximately $5.2 million, the Company has raised gross proceeds totaling approximately $27.0 million.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About SulphCo, Inc.

The Company has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The Company's technology is designed to upgrade sour heavy crude oils into sweeter, lighter crude oils, producing more gallons of usable oil per barrel.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.